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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Spirit AeroSystems Holdings, Inc.
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
848574 10 9
(CUSIP Number)
N/A
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	848574 10 9	Page	2	of	19

1	NAMES OF REPORTING PERSONS: Onex Corporation

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Ontario, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		64,215,729 shares of Class A Common Stock (the “Class A Common Stock”) issuable on conversion of Class B Common Stock of the Issuer (the “Class B Common Stock”).

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		64,215,729 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	64,215,729 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	50.3% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	848574 10 9	Page	3	of	19

1	NAMES OF REPORTING PERSONS: Onex Partners LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		36,054,787 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		36,054,787 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	36,054,787 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	36.3% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	848574 10 9	Page	4	of	19

1	NAMES OF REPORTING PERSONS: OAH Wind LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,048,438 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,048,438 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,048,438 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	21.2% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	848574 10 9	Page	5	of	19

1	NAMES OF REPORTING PERSONS: Onex Spirit Co-Invest LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		9,694,068 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		9,694,068 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	9,694,068 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	13.3% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	848574 10 9	Page	6	of	19

1	NAMES OF REPORTING PERSONS: Wind EI II LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,050,811 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,050,811 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,050,811 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.6% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	848574 10 9	Page	7	of	19

1	NAMES OF REPORTING PERSONS: Onex US Principals LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		367,625 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		367,625 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	367,625 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.6% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	848574 10 9	Page	8	of	19

1	NAMES OF REPORTING PERSONS: Gerald W. Schwartz

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		64,215,729 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		64,215,729 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	64,215,729 shares of Class A Common Stock issuable on conversion of Class B Common Stock.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	50.3% of the Issuer’s shares of Class A Common Stock, assuming exchange of only the Reporting Person’s Class B Common Stock into Class A Common Stock (assuming 63,345,834 shares of Class A Common Stock outstanding on November 27, 2006).

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1(a) Name of Issuer
Item 1(b) Address of Issuer’s Principal Executive Offices
Item 2(a) Name of Persons Filing
Item 2(b) Address of Principal Business Office or, if none, Residence
Item 2(c) Citizenship
Item 2(d) Title of Class of Securities
Item 2(e) CUSIP No
Item 3 If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a
Item 4 Ownership
Item 5 Ownership of Five Percent or Less of a Class
Item 6 Ownership of More than Five Percent on Behalf of another Person
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Item 8 Identification and classification of Members of the Group
Item 9 Notice of Dissolution of Group
Item 10 Certification
SIGNATURE
INDEX TO EXHIBITS
EX-99.1: GROUP MEMBERS IDENTIFICATION
EX-99.2: JOINT FILING AGREEMENT

CUSIP No.	848574 10 9	Page	9	of	19
Item 1(a) Name of Issuer:
Spirit AeroSystems Holdings, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices:
3901 South Oliver
Wichita, Kansas 67210
Item 2(a) Name of Persons Filing:
Onex Corporation
Onex Partners LP
OAH Wind LLC
Onex Spirit Co-Invest LP
Wind EI II LLC
Onex US Principals LP
Gerald W. Schwartz
     Onex Corporation, Onex Partners LP, OAH Wind LLC, Onex Wind LLC, Wind EI II LLC, Onex US Principals LP and Mr. Schwartz are filing the statement jointly, pursuant to the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as separate persons and not as members of a group. See Exhibit 1 for their Joint Filing Agreement.
Item 2(b) Address of Principal Business Office or, if none, Residence:
The address for the principal business office of each of Onex Corporation and Gerald W. Schwartz is:
161 Bay Street P.O. Box 700
Toronto, Ontario, Canada M5J 2S1
The address for the principal business office of each of Onex Partners LP, Onex Spirit Co-Invest LP, and Wind EI II LLC is:
c/o Onex Investment Corporation
712 Fifth Avenue
New York, New York 10019
The address for the principal business office of each of OAH Wind LLC and Onex US Principals LP is:
421 Leader Street
Marion, Ohio 43302

CUSIP No.	848574 10 9	Page	10	of	19
Item 2(c) Citizenship:
Onex Partners LP, Onex Spirit Co-Invest LP and Onex US Principals LP are Delaware limited partnerships. OAH Wind LLC and Wind EI II LLC are Delaware limited liability companies. Onex Corporation is an Ontario, Canada corporation. Gerald W. Schwartz is a citizen of Canada.
Item 2(d) Title of Class of Securities:
Class A Common Stock, par value $0.01 per share.
Item 2(e) CUSIP No.:
848574 10 9
Item 3 If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
This statement is not filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c).
Item 4 Ownership:
(a) Amount beneficially owned:

Onex Corporation	64,215,729	(1)
Onex Partners LP	36,054,787	(2)
OAH Wind LLC	17,048,438	(3)
Onex Spirit Co-Invest LP	9,694,068	(4)
Wind EI II LLC	1,050,811	(5)
Onex US Principals LP	367,625	(6)
Gerald W. Schwartz	64,215,729	(7)
     (1) Onex Corporation (“Onex”) may be deemed to own beneficially the shares of class A common stock beneficially owned by (a) Onex Partners LP (“Onex LP”), through Onex’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex LP; (b) OAH Wind LLC (“OAH LLC”), through Onex’s ownership of all of the equity of Onex American Holdings II LLC which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH LLC; (c) Wind EI II LLC (“Wind LLC”), through Onex’s ownership of Onex American Holdings II LLC which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind LLC; (d) Onex US Principals LP (“Onex Principals LP”) through Onex’s ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex Principals LP and (e) Onex Spirit Co-Invest LP (“Onex Spirit LP”), through Onex’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit LP. Onex disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.
     (2) All of the shares beneficially owned by Onex Partners LP are reported as beneficially owned by each of Onex and Mr. Schwartz, notwithstanding the fact that

CUSIP No.	848574 10 9	Page	11	of	19
each of Onex and Mr. Schwartz has a pecuniary interest in less than 100% of the shares beneficially owned by Onex Partners LP.
     (3) All of the shares beneficially owned by OAH LLC are reported as beneficially owned by each of Onex and Mr. Schwartz, notwithstanding the fact that each of Onex and Mr. Schwartz has a pecuniary interest in less than 100% of the shares beneficially owned by OAH LLC.
     (4) All of the shares beneficially owned by Onex Spirit LP are reported as beneficially owned by each of Onex and Mr. Schwartz, notwithstanding the fact that each of Onex and Mr. Schwartz has a pecuniary interest in less than 100% of the shares beneficially owned by Onex Spirit LP.
     (5) All of the shares beneficially owned by Wind LLC are reported as beneficially owned by each of Onex and Mr. Schwartz, notwithstanding the fact that each of Onex and Mr. Schwartz has a pecuniary interest in less than 100% of the shares beneficially owned by Wind LLC.
     (6) All of the shares beneficially owned by Onex Principals LP are reported as beneficially owned by each of Onex and Mr. Schwartz, notwithstanding the fact that each of Onex and Mr. Schwartz has a pecuniary interest in less than 100% of the shares beneficially owned by Onex Principals LP.
     (7) Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex, owns shares representing a majority of the voting rights of the shares of Onex and may be deemed to beneficially own all shares beneficially owned by Onex. The indirect interests of Onex are described in footnote (1). Mr. Schwartz disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
     (b) Percent of class (based on 63,345,834 shares of Class A Common Stock outstanding as of November 27, 2006, as reported in the Company’s prospectus filed with the Securities and Exchange Commission on November 22, 2007 pursuant to Rule 424(b)(i) under the Securities Act of 1933, as amended):

Onex Corporation	50.3%
Onex Partners LP	36.3%
OAH Wind LLC	21.2%
Onex Spirit Co-Invest LP	13.3%
Wind EI II LLC	1.6%
Onex US Principals LP	0.6%
Gerald W. Schwartz	50.3%
     (c) Number of shares as to which the person has:
     (i) Sole power to vote or to direct the vote:

Onex Corporation	0
Onex Partners LP	0
OAH Wind LLC	0

CUSIP No.	848574 10 9	Page	12	of	19

Onex Spirit Co-Invest LP	0
Wind EI II LLC	0
Onex US Principals LP	0
Gerald W. Schwartz	0
     (ii) Shared power to vote or to direct the vote:

Onex Corporation	64,215,729
Onex Partners LP	36,054,787
OAH Wind LLC	17,048,438
Onex Spirit Co-Invest LP	9,694,068
Wind EI II LLC	1,050,811
Onex US Principals LP	367,625
Gerald W. Schwartz	64,215,729
     (iii) Sole power to dispose or to direct the disposition of:

Onex Corporation	0
Onex Partners LP	0
OAH Wind LLC	0
Onex Spirit Co-Invest LP	0
Wind EI II LLC	0
Onex US Principals LP	0
Gerald W. Schwartz	0
     (iv) Shared power to dispose or to direct the disposition of:

Onex Corporation	64,215,729
Onex Partners LP	36,054,787
OAH Wind LLC	17,048,438
Onex Spirit Co-Invest LP	9,694,068
Wind EI II LLC	1,050,811
Onex US Principals LP	367,625
Gerald W. Schwartz	64,215,729
Item 5 Ownership of Five Percent or Less of a Class:
Not applicable.

CUSIP No.	848574 10 9	Page	13	of	19
Item 6 Ownership of More than Five Percent on Behalf of another Person:
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.
Item 8 Identification and classification of Members of the Group:
See Exhibit 1.
Item 9 Notice of Dissolution of Group:
Not applicable.
Item 10 Certification:
Not applicable.

CUSIP No.	848574 10 9	Page	14	of	19
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 14, 2007

ONEX CORPORATION
By:	/s/ Ewout R. Heersink
Name Ewout R. Heersink
	Title:	Chief Financial Officer

By:	/s/ Donald W. Lewtas
	Name:	Donald W. Lewtas
	Title:	Vice President

ONEX PARTNERS LP
By: Onex Partners GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP Inc., its General Partner

By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Director

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Vice President

OAH WIND LLC
By:	/s/ Anthony Munk
	Name:	Anthony Munk
	Title:	Director

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Director

CUSIP No.	848574 10 9	Page	15	of	19

ONEX SPIRIT CO-INVEST LP
By: Onex Partners GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP Inc., its General Partner

By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Director

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Vice President

WIND EI II LLC
By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Director

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Director

ONEX US PRINCIPALS LP
By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Director

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Director

/s/ Donald Lewtas
Gerald W. Schwartz, by Donald Lewtas, attorney-in-fact

CUSIP No.	848574 10 9	Page	16	of	19
INDEX TO EXHIBITS

Exhibit		Page No. in Sequential
Numbering System
1.	Group Members Identification.

2.	Joint Filing Agreement, dated February 14, 2007 among Onex Corporation, Onex Partners LP, OAH Wind LLC, Onex Spirit Co-Invest LP, Wind EI II LLC, Onex US Principals LP and Gerald W. Schwartz.

3.	Power of Attorney incorporated by reference to the Amendment to Form 4 to Dura Automotive Systems, Inc. filed with the Securities and Exchange Commission by Gerald W. Schwartz on September 10, 1996.